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                                                              Exhibit 10.39


                            ANGELICA CORPORATION
                RETENTION AND TRANSITION EMPLOYMENT AGREEMENT
                ---------------------------------------------

            This agreement ("Agreement") has been entered into as of this 29th day of January, 2004 (the "Effective Date"), by and between Angelica Corporation, a Missouri corporation ("Angelica" or "Company"), and Daniel J. Westrich, an individual ("Westrich").

            WHEREAS, Angelica currently employs Westrich as Vice President -- Information Systems, pursuant to that certain Employment Agreement, as amended, dated the 1st day of February, 2003, (the "Current Employment Agreement"); and

            WHEREAS, the Company is in the process of evaluating and pursuing strategic alternatives for its Life Uniform Stores business, including the possible sale of those operations; and

            WHEREAS, additionally, pursuant to a reorganization and transition plan presented to and approved by the Board of Directors of Angelica (the "Board"), certain corporate headquarters functions, including the information systems function for which Westrich is responsible, will, over the course of the upcoming several months, be reorganized and relocated to the Company's division headquarters facility in the Atlanta, Georgia metropolitan area; and

            WHEREAS, both parties recognize and acknowledge that, following such reorganization and relocation of those corporate headquarters functions, and implementation of strategic alternatives for the Company's Life Uniform Store business, Westrich's services as Vice President - Information Services, will no longer be required; and

            WHEREAS, due to his familiarity with the Company's information systems activities and his past experience with the transition, reorganization and relocation of information systems activities, Westrich's continued leadership will help insure the Company's success in completing these plans; and

            WHEREAS, Westrich is willing to delay, until August 31, 2004, his resignation as Vice President - Information Systems, and to remain employed by Angelica until that time to assist in completing the implementation of these transition plans; and

            WHEREAS, Westrich and Angelica wish to agree upon the terms and conditions of Westrich's continued employment during this transition period, and his resignation as of August 31, 2004, in this Agreement which will supercede in its entirety the Current Employment Agreement (as identified above).

            NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

SECTION 1:  TERM OF AGREEMENT

            1.1 CONTINUED EMPLOYMENT. During the period commencing on the Effective Date of this Agreement and ending August 31, 2004, (the "Employment Expiration Date") (said period being referred to herein as the "Continued Employment Period"), Westrich will continue to be employed by Angelica as Vice President -- Information Systems in accordance with the terms, conditions and provisions of this Agreement.


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SECTION 2:  TERMS AND CONDITIONS OF CONTINUED EMPLOYMENT.

            2.1 DUTIES AND RESPONSIBILITIES. During the Continued Employment Period, Westrich will be subject to the reasonable directions of the Chief Financial Officer or Chief Executive Officer of Angelica, and the Board. Westrich shall have such authority and shall perform such duties as are specified in the bylaws of Angelica for the office and position to which he has been appointed hereunder. Westrich agrees to devote such of his time, attention and energy to the business of Angelica as may be required to perform the duties and responsibilities assigned to him to the best of his ability and with reasonable diligence. It is understood and agreed that, while Westrich is expected to continue to perform such duties and responsibilities similar to those that he has performed previously during his employment as Vice President -- Information Systems, he is expected to devote approximately one-half of his time and effort to the evaluation and implementation of strategic alternatives relating to Angelica's Life Uniform Stores business segment.

            2.2 COMPENSATION. During the Continued Employment Period, Westrich's base salary will continue at the annual rate of $168,000, payable in accordance with Angelica's current payroll practices. Additionally, except as otherwise provided in this Section 2.2, and otherwise subject to the terms, conditions and provisions of this Agreement, Westrich will be entitled to continue his participation in those executive compensation plans and programs in which he participated immediately prior to the commencement of the Continued Employment Period. Such continued participation will continue to be in accordance with the terms and conditions of such plans and programs and of this Agreement. It is expressly understood and agreed, however, that, as of the Effective Date of this Agreement, Westrich will no longer be entitled to participate in, or to earn incentive compensation under, either the Company's short-term or long-term incentive compensation plans, or under any other plan or program, whether or not available to other employees or officers of Angelica.

            2.3 BENEFITS. During the Continued Employment Period, and subject to the provisions of Section 2.2 above, Westrich will continue to be entitled to those health and welfare benefits generally available to other employees of Angelica, and to which Westrich was entitled immediately prior to the commencement of the Continued Employment Period, including Angelica's healthcare and dental plans, Angelica's Retirement Savings Plan (401(k)), Angelica's Mirror 401(k) and Deferred Compensation Plan, Angelica's qualified pension plan, Angelica's AD&D plan and Angelica's life insurance plan.

SECTION 3:  RETENTION PAYMENTS.

            3.1 RETENTION PAYMENTS. Pursuant to the terms of the Current Employment Agreement, Westrich was to be employed by Angelica for a period substantially beyond the Employment Expiration Date, and was to receive compensation and benefits during that extended period, including the opportunity to earn additional incentive compensation. In consideration for Westrich's agreement to delay his resignation and continue his employment until the Employment Expiration Date, and in consideration for his agreement to forgo the opportunity to earn additional incentive compensation, Angelica agrees, that in addition to the compensation and benefits described in
Section 2 above, Westrich is entitled to the following:

                     3.1.1 Not later than January 31, 2004, Angelica will pay Westrich a lump-sum amount of $84,000, less applicable taxes, withholdings and standard deductions.

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                     3.1.2 Any restricted "Matching Shares" and "Elected
                     Shares" (as each term is defined in Angelica's
                     Stock Bonus and Incentive Plan), held by or on behalf of Westrich shall immediately vest as of January 31, 2004.

                     3.1.3 Any stock options held by Westrich which, as of the Effective Date of this Agreement, have not yet vested, will continue to vest during the Continued Employment Period, and will be exercisable, all in accordance with the terms and conditions under which such options were granted.

SECTION 4:  TERMINATION; BENEFITS UPON TERMINATION.

            4.1 TERMINATION. Notwithstanding Section 1.1, or anything else to the contrary contained in this Agreement, and subject to the provisions of Section 4.2.1 below, Angelica may terminate this Agreement, and Westrich's employment hereunder, at any time during the Continued Employment Period. Unless earlier terminated as provided herein, or unless otherwise expressly agreed to by both parties in writing, this Agreement, and Westrich's employment with Angelica, shall terminate as of and effective on the Employment Expiration Date of August 31, 2004.

            4.2      BENEFITS UPON TERMINATION.

                     4.2.1 If, at any time prior to the Employment Expiration Date, Angelica terminates Westrich's employment for any reason other than for Cause (as that term is defined below), Angelica will continue to make payments to Westrich for the remainder of the Continued Employment Period equal to the compensation amounts to be paid Westrich pursuant to Section 2.2 above, less applicable taxes, withholdings and standard deductions. For purposes of this Agreement, the term "Cause", when used in connection with the termination of Westrich's employment, means termination based upon (i) Westrich's willful and continued failure to substantially perform his duties with Angelica (other than as a result of incapacity due to physical or mental condition), after written demand for substantial performance is delivered to Westrich by Angelica, which specifically identifies the manner in which Westrich has not substantially performed his duties; (ii) Westrich's commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or
                     (iii) Westrich's material breach of any provision of this Agreement.

                     4.2.2 If, at any time prior to the Employment Expiration Date, Westrich's employment is terminated by Westrich for any reason, or by Angelica with Cause, Westrich shall not be entitled to receive from Angelica, and Angelica shall have no further obligations to pay to Westrich, any further payments under this Agreement or otherwise, except for such salary that is, as of the effective date of any such termination, accrued but not yet paid by Angelica, and any benefits or payments to which Westrich might be entitled in accordance with the terms and conditions of any benefit plan or program in which Westrich participated during his employment by Angelica.

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SECTION 5:  CONSULTING SERVICES. During the ninety (90) day period immediately following the Employment Expiration Date, and at no additional cost to Angelica, Westrich will remain reasonably available, during normal business hours, for periodic and occasional telephone consultation with Angelica with respect to those matters in which Westrich was involved during his employment with Angelica, or with respect to such other matters as Westrich may have knowledge. Further, it is understood and agreed that, as of and following the Employment Expiration Date, Angelica may request that Westrich provide such additional consulting services to Angelica, on an independent contractor basis, of a nature, and for such period, as Angelica may, in its sole discretion, deem necessary or appropriate, if any. In the event Angelica requests such additional consulting services, the parties will negotiate in good faith such mutually acceptable terms and conditions under which such services will be provided, as well as the amount of any consulting fees to be paid Westrich for such services. Angelica shall have no obligation to request such consulting services and neither party shall be obligated to enter into any such consulting arrangement except upon such terms and conditions as are mutually agreeable and acceptable to each of them.

SECTION 6:  NON-COMPETITION AND CONFIDENTIALITY COVENANTS.

            6.1 NON-COMPETE AGREEMENT. It is agreed that during the period beginning on the Employment Expiration Date, or the effective date of any earlier termination of Westrich's employment, and continuing for a one-year period thereafter, Westrich shall not, either for himself or on behalf of any person, firm or corporation (whether for profit or otherwise) serve, through any commercial venture or otherwise, as a partner, officer, director, stockholder, advisor, employee, consultant, agent, salesman, venturer or otherwise, in a business enterprise in the United States, Canada or any other country in which Angelica does business that is in substantial direct competition with the business being conducted by Angelica as of the Employment Expiration Date or as of the effective date of any earlier termination of Westrich's employment. This requirement, however, will not limit Westrich's right to make passive investments in the capital stock or other equity securities (not in excess of 5% of the total outstanding capital stock or equity securities) of any corporation regularly traded on any public securities exchange.

            6.2 CONFIDENTIAL INFORMATION. Westrich acknowledges that he holds in a fiduciary capacity for the benefit of Angelica all secret or confidential information, knowledge or data relating to Angelica or any of its affiliated companies, and their respective businesses, which has been obtained during his employment with Angelica and which will not be or has not become public knowledge (other than by acts of Westrich or representatives of Westrich in violation of this Agreement). Westrich will not, without the prior written consent of Angelica, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Angelica and those persons designated by Angelica in advance of the disclosure. In no event shall an asserted violation of this Section 6.2 constitute a basis for deferring or withholding any amounts otherwise payable to Westrich under this Agreement.

            6.3 REASONABLENESS OF RESTRICTIONS. Westrich agrees that the restrictions and the period and/or areas of restriction, as set forth in this Section 6, are reasonably required for the protection of Angelica and its business, as well as the continued protection of Angelica's employees. If any one or more of the covenants, agreements or provisions contained herein shall be held to be contrary to the policy of a specific law, though not expressly prohibited, or against public policy, or shall for any other reason whatsoever be held invalid, then such particular covenant, agreement or provision shall be null and void and shall be deemed separable from the remaining covenants, agreements and provisions, and shall in no way affect the validity of any of the other covenants, agreements and provisions hereof. The parties hereto agree that in the event that either the length of time or the geographic area set forth in Section 6.1 is deemed too


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restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances.

            6.4 EQUITABLE RELIEF. Any action by Westrich contrary to the restrictive covenants contained in this Section 6 may as a matter of course be restrained by equitable or injunctive process issued out of any court of competent jurisdiction, in addition to any other remedies provided in law. In the event of the breach of Westrich's covenants as set forth in this Section 6 and Angelica's obtaining of injunctive relief, the period of restrictions set forth herein shall commence from the date of the issuance of the order which enjoins such activity.

SECTION 7:  MISCELLANEOUS.

            7.1 FULL SETTLEMENT. Angelica's obligation to make payments or to provide benefits and to otherwise perform its obligations under this Agreement shall be in full settlement of all claims that Westrich or his beneficiaries may have against Angelica involving the expiration or termination of Westrich's employment with Angelica.

            7.2 NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to Angelica shall be directed to the attention of the General Counsel, or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  Notice to Westrich
                  ------------------

                  Daniel J. Westrich
                  2519 River Wind Ct.
                  St. Louis, Missouri 63129

                  Notice to Angelica
                  ------------------

                  Angelica Corporation
                  424 South Woods Mill Road
                  Chesterfield, Missouri  63017-3406
                  Attention:  General Counsel

            7.3 WAIVER. Westrich's or Angelica's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Westrich or Angelica may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement and shall not operate or be construed as a waiver of any subsequent breach of the same provision.

            7.4 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its conflict of law principles.

            7.5 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of any successor of Angelica and any such successor shall be deemed to be substituted for Angelica under the


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terms of this Agreement. Angelica shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Angelica to assume expressly and agree to perform the provisions of this Agreement as if no such succession had taken place. As used in this Agreement, "Angelica" shall mean Angelica as hereinbefore defined or any successor to Angelica's business and/or assets which assumes and agrees to perform this Agreement.

            7.6 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements, understandings, discussions or negotiations with respect thereto, including but not limited to the Current Employment Agreement.

            7.7 WITHHOLDING. Angelica may withhold from any amounts payable to Westrich under this Agreement any Federal, state or local taxes as shall be required to be withheld under applicable law or regulation.

            IN WITNESS WHEREOF, Westrich and Angelica, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                    /s/ Daniel J. Westrich
                                    ---------------------------------------
                                    Daniel J. Westrich


                                    ANGELICA CORPORATION


                                    By /s/ Stephen M. O'Hara
                                      -------------------------------------
                                      Stephen M. O'Hara
                                      President and Chief Executive Officer


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